Exhibit 10-c
January 4, 2022

Via E-Mail

Dear Jay:
This letter, effective as of the date first written above, confirms certain confidentiality understandings and arrangements with respect to your willingness to be reasonably available to Meritor, Inc. (together with its subsidiaries, the “Company”) from time to time through February 28, 2022 following your ceasing of service on December 31, 2021 to the extent reasonably requested by the Chief Executive Officer of the Company (the “CEO”) and/or the Chair of the Company’s Board of Directors (the “Board”). Recognizing your recent prior service to the Company as Chief Executive Officer and then Executive Chair of the Board, such requests may include your providing remaining transition support, advisory consults, facilitation of introductions and other communications with third parties and/or other cooperation or assistance, all as may be reasonably requested by the Chair of the Board or CEO (collectively, the “Transition Support”) as either of the foregoing may deem helpful to advancing the interests of the Company.
If such requests are made of you and you provide such services, and in consideration of your making yourself available for such services after your departure from the Company, the Company will pay you an amount equal to $30,000 per month in arrears for each of the months of January and February 2022, with such amounts to be paid to you no later than March 31, 2022. You agree that any services you provide are in the capacity of independent contractor and not as an employee, and therefore you will be solely responsible for the payments of any taxes that may become due by reason of any payments made to you hereunder by the Company. Any reasonable business expenses incurred by you in providing such Transition Support would be reimbursed by the Company consistent with its expense reimbursement policies and practices applicable to employees generally.
This letter also confirms that, in addition to the indemnification to which you are entitled with respect to your prior status as Chief Executive Officer, Executive Chairman of the Board and a director of the Company and your service during the times that you held such roles, the Company confirms for the avoidance of doubt that: (1) you are and would be entitled to mandatory indemnification by the Company with respect to the Transition Support as provided under the Company’s Articles of Incorporation, Amended and Restated Bylaws (the “Bylaws”) and other applicable law (including the applicable terms of the Indiana Business Corporation Law); (2) the Company will indemnify you in accordance with such provisions (including as to Expenses as defined in the Bylaws) in connection with your providing Transition Support, and (3) your providing any Transition Support as contemplated by this letter agreement will continue to establish you as a “Corporate Person” and qualify as your “serving at the request of the Corporation in an Authorized Capacity” for purposes of Article 8 of the Bylaws and other applicable indemnification and expense reimbursement or advancement provisions.
As to confidentiality matters, you agree to continue to treat any non-public information that you have, receive or become aware of, including as to deliberations of the Board of Directors and/or management team of the Company, materials received or considered in connection with any such deliberations and discussions that have occurred or may occur, and any other non-public information you receive on account of providing the additional Transition Support contemplated hereunder, in connection with non-public Company matters (including by way of example consideration of potential transactions or other sensitive non-public matters and the status, facts or particulars thereof), whether received on, before or after the date hereof, together with any notes, analyses, compilations, studies, interpretations, documents or records, to the extent containing such information, (the “Confidential Information”) confidential and to not disclose such Confidential Information to any person. Your obligations with respect to Confidential Information hereunder are consistent with your duties and obligations as a former officer and director of the Company under the Company’s policies and your prior executive employment agreement.
You also acknowledge and understand that certain Confidential Information may be deemed material, non-public information under applicable securities laws and that while such information remains non-public or material, you will not engage in any securities transactions (whether in the securities of the Company or any other company) in a manner which would constitute insider trading or otherwise violate federal or state securities laws or regulations.
This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, without regard to the conflicts of laws principles thereof. Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement.
Sincerely,
MERITOR INC.

By: /s/ Scott M. Confer
Name: Scott M. Confer Title: Vice President and Interim Chief Legal Officer

Confirmed accepted and agreed to as of the date first written above:

JEFFREY A. CRAIG
By: /s/ Jeffrey A. Craig

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